As amended on February 9, 2001, April 9, 2002, December 9, 2004 and January 23, 2007

Articles of Incorporation
(PURSUANT TO NRS 78)
STATE OF NEVADA

1.	The Corporation’s name shall be LANTIS LASER INC.

2.	RESIDENT AGENT:
National Registered Agents, Inc. of Nevada
400 West King Street, Carson City, Nevada 89703

3.
The capital stock of this Corporation shall consist of 990,000,000 shares of common stock with a par value of $.001 per share and 10,000,000 shares of preferred stock with a par value of $.001 per share. To the fullest extent permitted by the laws of the State of Nevada (currently set forth in NRS 78.195 and 78.1955), the same now exists or may hereafter be amended or supplemented, the board of directors may fix and determine the designations, rights, preferences or other variations of each class or series within each class of capital stock of the Corporation. The Corporation may issue the shares of stock for such consideration as may be fixed by the board of directors.

4.	GOVERNING BOARD: shall be styled as Directors.
THE FIRST BOARD OF DIRECTORS shall consist of one members and the name and addresses are as follows:
Dale B. Finfrock, Jr.        P.O. Box 669, Palm Beach, FL 33480

5.	PURPOSE: The purpose of the corporation is to conduct or promote any lawful business or purposes.

6.
No director or officer of the corporation nor any of its stockholders shall have personal liability for damages for breach of fiduciary duty as a director or officer except acts or omissions which include misconduct or fraud.

7.	The names and addresses of each of the incorporators signing the articles.

Corporate Creations International Inc. 941 Fourth Street #200, Miami Beach, FL 33139	Subscribed and sworn to before me this 16 day of February, 1998.

/s/ Corporate Creations International Inc. Greg K. Kuroda Vice President	/s/ Notary Public

CERTIFICATE OF ACCEPTANCE OF APPOINTMENT OF RESIDENT AGENT

National Registered Agents, Inc. of Nevada hereby accepts appointment as Registered Agent for the above named corporation.

/s/	Date: 2-16-98
NATIONAL REGISTERED AGENTS, INC. OF NEVADA